                                  SCHEDULE 14A
                                 (RULE 14A-101)
                   INFORMATION REQUIRED IN A PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:
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                                        Only (as permitted by Rule 14a-6(e)(2))
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                              The Gillette Company
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    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
[Gillette Logo]
       World-Class Brands, Products, People            Prudential Tower Building
                                                       Boston, MA 02199

                  NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

The 1998 Annual Meeting of the stockholders of The Gillette Company will be held at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts, on Thursday, April 16, 1998, at 10:00 a.m. for the following purposes:

           1. To elect four directors for terms to expire at the 2001 Annual Meeting of the stockholders.

           2. In connection with a proposed 2-for-1 stock split, in the form of a 100% stock dividend, to vote on the approval of an amendment to the Certificate of Incorporation to increase the authorized $1 par value common stock from 1,160,000,000 shares to 2,320,000,000 shares, as described in the accompanying proxy statement.

           3. To vote on the approval of the appointment of auditors for the year 1998.

           4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on February 27, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at the above address.

If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By order of the Board of Directors
Jill C. Richardson, Secretary

Boston, Massachusetts
March 13, 1998

[Gillette Logo]
       World-Class Brands, Products, People            Prudential Tower Building
                                                       Boston, MA 02199
March 13, 1998

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for the 1998 Annual Meeting of the stockholders of the Company on April 16, 1998. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are being mailed to stockholders on or about March 13, 1998. You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, BankBoston, N.A., c/o Boston EquiServe, P.O. Box 9374, Boston, Massachusetts 02205-9945 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

The enclosed proxy will also serve as a confidential voting instruction with respect to the Company's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by April 9, 1998, the shares allocated to the participant's account(s) and ESOP and GESOP shares that have not been allocated to participant accounts will be voted on each issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

1. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING OF THE STOCKHOLDERS

At the meeting, four directors, Wilbur H. Gantz, Jorge Paulo Lemann, Richard R. Pivirotto and Alfred M. Zeien, are to be elected to serve for terms that expire at the 2001 Annual Meeting of the stockholders. Juan M. Steta, whose term as a director will expire at the 1998 Annual Meeting, is not standing for reelection, having reached the mandatory retirement age for directors. Jorge Paulo Lemann is standing for election for the first time. Information regarding the Board's four nominees to this class is set forth at page 2. Information regarding the directors whose terms expire in 1999 and 2000 is set forth at pages 3 and 4.

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If any nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING OF THE STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING OF THE STOCKHOLDERS

[Photo of Wilbur H. Gantz]
                WILBUR H. GANTZ                            Director since 1992
                Mr. Gantz, 60 years of age, is Chairman of the Board and Chief Executive Officer of PathoGenesis Corporation, a biopharmaceutical company. He served as President of Baxter International, Inc., a manufacturer and marketer of health care products, from 1987 to 1992. He joined Baxter International, Inc. in 1966 and held various management positions prior to becoming its Chief Operating Officer in 1983. Mr. Gantz is a director of W.W. Grainger and Company; Harris Bankcorp and Harris Trust and Savings Bank.

[Photo of Jorge Paulo Lemann]
                JORGE PAULO LEMANN
                Mr. Lemann, 58 years of age, is the founder and a Senior Partner of Banco de Investimentos Garantia S.A., a Brazilian investment bank. He is a board member and controlling shareholder of Compania Cervejaria Brahma, Brazil's largest brewery, Lojas Americanas S.A., a Brazilian discount department store chain, and G.P. Investimentos, a buyout and restructuring firm. He is a board member of Fundacao Estudar, a provider of scholarships to needy students. Mr. Lemann is Chairman of the Latin American Advisory Board of the New York Stock Exchange.

[Photo of Richard R. Pivirotto]
                RICHARD R. PIVIROTTO                       Director since 1980
                Mr. Pivirotto, 67 years of age, is President of Richard R. Pivirotto Co., Inc., a management consulting firm. He served as President of Associated Dry Goods Corporation, a retail department store chain, from 1972 to 1976 and as Chairman of its Board of Directors from 1976 to February 1981. He is a director of General American Investors Company, Inc.; Immunomedics, Inc.; New York Life Insurance Company; The Greenwich Bank & Trust Company; and CBS Corporation.

[Photo of Alfred M. Zeien]
                ALFRED M. ZEIEN                            Director since 1980
                Mr. Zeien, 68 years of age, is Chairman of the Board and Chief Executive Officer. He joined the Company in 1968 and served as Chairman of the Board of Management of Braun AG, a Gillette subsidiary, from 1976 to 1978 and as Senior Vice President, Technical Operations, from 1978 to 1981. He was elected Vice Chairman of the Board in 1981. In that capacity, he served as the Company's senior technical officer and headed the new business development group until November 1987, when he assumed responsibility for Gillette International and the Diversified Companies. He was elected President and Chief Operating Officer in January 1991 and Chairman and Chief Executive Officer in February 1991. Mr. Zeien is a director of BankBoston Corporation; BankBoston, N.A.; Massachusetts Mutual Life Insurance Company; Polaroid Corporation; and Raytheon Company.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF THE STOCKHOLDERS*

[Photo of Warren E. Buffett]
                WARREN E. BUFFETT                          Director since 1989
                Mr. Buffett, 67 years of age, is Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc., a company engaged in a number of diverse business activities, the most important of which is the property and casualty insurance business. Prior to assuming those positions in 1970, he was a general partner of Buffett Partnership, Ltd. He is a director of The Coca-Cola Company and The Washington Post Company.

[Photo of Michael B. Gifford]
                MICHAEL B. GIFFORD                         Director since 1993
                Mr. Gifford, 62 years of age, was Managing Director and Chief Executive of The Rank Organization plc, London, England, a leisure and entertainment company from 1983 to 1996. He was Finance Director of Cadbury Schweppes plc from 1978 to 1983 and Chief Executive of Cadbury Schweppes Australia from 1975 to 1978. He is a director of English China Clays plc.

[Photo of Carol R. Goldberg]
                CAROL R. GOLDBERG                          Director since 1990
                Mrs. Goldberg, 66 years of age, is President of The Avcar Group, Ltd., a management consulting firm. She was President and Chief Operating Officer of The Stop & Shop Companies, Inc., a retail store chain, from 1985 to 1989. She joined Stop & Shop in 1959 and served in various management positions prior to her election as Executive Vice President and Chief Operating Officer in 1982. She served as a director of that Company from 1972 to 1989. She serves as a director of America Service Group, Inc.; Barry's Jewelers, Inc.; the Kennedy Library Foundation; The Forum Corporation; and Selfcare, Inc.

[Photo of Joseph E. Mullaney]
                JOSEPH E. MULLANEY                         Director since 1990
                Mr. Mullaney, 64 years of age, is Vice Chairman of the Board. He joined the Company in 1972 as Associate General Counsel and was elected General Counsel in 1973, Vice President in 1975, Senior Vice President with responsibilities for legal and governmental affairs in 1977 and Vice Chairman in 1990. He serves as a director of Boston Municipal Research Bureau; the Greater Boston Legal Services Corporation; the Greater Boston Chamber of Commerce; the New England Legal Foundation and the World Affairs Council of Boston. He is also a member of the Board of Trustees of the Massachusetts Taxpayers Foundation, Inc. and a Trustee of the Public Library of the City of Boston.

                *Mr. Mullaney intends to retire as Vice Chairman of the Board and resign as a director following the April 16, 1998 Annual Meeting. The directors intend to reduce the total number of directors to 11, so that there will be three directors with terms expiring at the 1999 Annual Meeting.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF THE STOCKHOLDERS

[Photo of Michael C. Hawley]
                MICHAEL C. HAWLEY                          Director since 1995
                Mr. Hawley, 60 years of age, is President and Chief Operating Officer. He joined the Company in 1961 and was named Business Development Manager for Gillette International in the United Kingdom in 1970. He served as General Manager of Gillette Colombia from 1972 until 1976, when he became Group General Manager of the Asia-Pacific Group, based in Sydney, Australia. In 1985 he was elected a Corporate Vice President responsible for all blade, razor and writing instrument engineering, as well as technical support for Gillette factories worldwide. He served as President of Oral-B Laboratories from June 1989 until his election as Executive Vice President, International Group in November 1993. In April 1995 he was elected President and Chief Operating Officer. Mr. Hawley is a director of Arthur D. Little, Inc., the John Hancock Mutual Life Insurance Company and Texaco, Inc.

[Photo of Herbert H. Jacobi]
                HERBERT H. JACOBI                          Director since 1981
                Mr. Jacobi, 63 years of age, has been Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA, a German bank, since 1981. The Bank is a member of the HSBC Group. He was a managing partner of Berliner Handels- und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. Mr. Jacobi is a director of Atlanta AG; Braun AG, a Gillette subsidiary; Midland Bank plc; Guyerzeller Bank AG; and WILO-Salmson AG. He is also a member of the Partnership Council of Freshfields, a U.K. law firm, and Group General Manager of HSBC Holdings plc. He is President of the North Rhine-Westfalia Stock Exchange in Duesseldorf and a director of Deutsche Boerse AG in Frankfurt.

[Photo of Henry R. Kravis]
                HENRY R. KRAVIS                            Director since 1996
                Mr. Kravis, 54 years of age, is a General Partner of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. He is a director of Accuride Corporation; Amphenol Corporation; Borden, Inc.; Bruno's Inc.; Evenflo & Spalding Holdings, Corporation; IDEX Corporation; KinderCare Learning Centers; KSL Recreation Corporation; Merit Behavioral Care Corporation; Newsquest Capital, PLC; Owen-Illinois, Inc.; Owens-Illinois Group, Inc.; Primedia, Inc.; Randall's Food Markets, Inc.; Safeway Inc.; Sotheby's; Union Texas Petroleum Holdings, Inc.; and World Color Press, Inc.

[Photo of Alexander B. Trowbridge]
                ALEXANDER B. TROWBRIDGE Director since 1990 Mr. Trowbridge, 68 years of age, is President of Trowbridge Partners Inc., a management consulting firm. He was President of the National Association of Manufacturers, a trade organization, from 1980 through 1989. He was Vice Chairman of Allied Chemical Corporation (now Allied-Signal Corporation) from 1976 to 1980; President of The Conference Board, Inc. from 1970 to 1976; President of American Management Association from 1968 to 1970; and U.S. Secretary of Commerce from 1967 to 1968. Mr. Trowbridge is a director of Harris Corporation; ICOS Corporation; IRI International; New England Life Insurance Company; The Rouse Company; The Sun Company, Inc.; E.M. Warburg Pincus Counsellors Funds; and Waste Management Inc. He is a charter trustee of Phillips Academy, Andover.

BOARD MEETINGS
The Board of Directors held eight meetings in 1997.

COMMITTEES OF THE BOARD
The Board of Directors has the following standing committees, which are composed entirely of directors who are not employees of the Company, except that the Chief Executive Officer is an ex officio member of the Executive Committee.

Audit Committee
The members are Mr. Steta (Chairman), Mr. Gifford, Mrs. Goldberg and Mr.
Kravis.

The Audit Committee recommends the appointment of the Company's independent auditors, meets with the auditors to review their report on the financial operations of the business, and approves the audit services and any other services to be provided. It reviews the Company's internal audit function and the performance and adequacy of the fund managers for the Company's benefit plans. It also reviews compliance with the Company's statement of policy as to the conduct of its business. Three meetings of the Committee were held in 1997.

Executive Committee
The members are Mr. Buffett (Chairman), Mrs. Goldberg, Mr. Steta, Mr. Trowbridge and Mr. Zeien.

The Executive Committee, acting with the Finance Committee, reviews and makes recommendations on significant capital investment proposals. It is also available to review and make recommendations to the Board with respect to the nature of the business, plans for future growth, senior management succession and stockholder relations. The Committee has the added functions of reviewing the composition and responsibilities of the Board and its committees and recommending to the Board nominees for election as directors. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee in care of the Secretary of the Company. Seven meetings of the Committee were held in 1997.

Finance Committee
The members are Mr. Jacobi (Chairman), Mr. Gantz, Mr. Gifford, Mr. Kravis and Mr. Pivirotto.

The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. Eight meetings of the Committee were held in 1997.

Personnel Committee
The members are Mr. Pivirotto (Chairman), Mr. Gantz, Mr. Jacobi and Mr. Trowbridge.

The Personnel Committee reviews and makes recommendations to the management or Board on personnel policies and plans or practices relating to compensation. It also administers the Company's executive incentive compensation plans and approves the compensation of all officers and certain other senior executives. Eight meetings of the Committee were held in 1997.

OUTSTANDING VOTING SECURITIES
On February 27, 1998, the record date for the 1998 Annual Meeting of the stockholders, there were outstanding and entitled to vote 561,318,276 shares of the $1 par value common stock of the Company, entitled to one vote per share, and 153,551 shares of Series C ESOP Convertible Preferred Stock, entitled to 40 votes per share. The holders of the Company's common and preferred stock vote together as one class on all matters being submitted to a vote of the stockholders at the 1998 Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of February 27, 1998, Berkshire Hathaway Inc., located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, beneficially owned, through six insurance subsidiaries, 48,000,000 shares, which constitute 8.6% of the outstanding common stock of the Company and 8.5% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. One of the six Berkshire Hathaway Inc. subsidiaries, National Indemnity Company, 3024 Harney Street, Omaha, Nebraska 68131, owned directly 30,000,000 of the 48,000,000 shares, or 5.3% of the outstanding common stock and 5.3% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. The capital stock of Berkshire Hathaway Inc. is beneficially owned approximately 38.5% by Mr. Buffett and certain trusts of which he is trustee but in which he has no economic interest and 3.0% by his wife, Susan T. Buffett.

As of February 27, 1998, State Street Bank and Trust Company, P.O. Box 5259, Boston, Massachusetts 02101 ("State Street") held as Trustee of The Gillette Company Employee Stock Ownership Plan on behalf of Plan participants, 153,551 shares of Series C ESOP Convertible Preferred Stock which represent 100% of that class and 1.1% of the votes entitled to be cast by the holders of the Company's outstanding voting securities. State Street exercises shared voting and dispositive power over the shares.

The following table sets forth the number of Gillette shares beneficially owned on February 27, 1998, by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table at page 13 and (iii) all directors and current executive officers as a group. All individuals listed in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                                                                            Unrestricted Stock
                                                      Title of             Beneficially Owned,        Option Shares Exercisable
      Name                                            Class(1)              Excluding Options               Within 60 days
      ----                                            --------              -----------------               --------------
Warren E. Buffett(2)(6)                                Common                   48,000,928                      12,000
Wilbur H. Gantz(6)                                     Common                        4,328                      12,000
Michael B. Gifford(6)                                  Common                        1,519                      10,000
Carol R. Goldberg(3)(6)                                Common                        3,319                      12,000
Michael C. Hawley(4)                                   Common                       70,186                     329,000
                                                    Series C Pfd.                       21                          --
Herbert H. Jacobi(6)                                   Common                       14,132                      12,000
Robert G. King(4)                                      Common                       30,553                     120,000
                                                    Series C Pfd.                       19                          --
Henry R. Kravis(5)(6)                                  Common                   25,699,599                       2,000
Jacques Lagarde(4)                                     Common                       45,465                     331,022
                                                    Series C Pfd.                       19                          --
Jorge Paulo Lemann                                     Common                            0                           0
Joseph E. Mullaney(4)                                  Common                      115,982                     150,000
                                                    Series C Pfd.                       19                          --
Richard R. Pivirotto(6)                                Common                        4,127                      12,000
Juan M. Steta(6)                                       Common                            0                      12,000
Alexander B. Trowbridge(6)                             Common                        1,928                      11,600
Alfred M. Zeien(4)                                     Common                      770,143                   1,206,000
                                                    Series C Pfd.                       19                          --
All directors and current                              Common                   74,849,570                   2,659,798
  executive officers as a group(4)(7)               Series C Pfd.                      182                          --

------------
(1) Except as indicated in notes (2), (5) and (7) below, the total number of shares beneficially owned in each class constitutes less than 1% of the outstanding shares in that class.

(2) 48,000,000 of the shares are owned by insurance subsidiaries of Berkshire Hathaway Inc., a company which Mr. Buffett may be deemed to control. Mr. Buffett shares voting and investment power over the shares, which represent 8.6% of the outstanding common stock, as described above.

(3) Mrs. Goldberg has no voting and investment power over 400 of the shares reported as owned and disclaims beneficial ownership with respect to those shares.

(4) Includes common shares held under the Company's Employees' Savings Plan as follows: Mr. Hawley 54,913 shares; Mr. King 5,890 shares; Mr. Lagarde 13,042 shares; Mr. Mullaney 16,409 shares; Mr. Zeien 180,675 shares; and a total of 325,823 shares held under the Employees' Savings Plan and GESOP by all employee directors and all current executive officers as a group. Under the Employees' Savings Plan, GESOP and ESOP, participants may direct the voting of shares held in their accounts in accordance with the shared voting procedure described at page 1 and share investment power with the plans' trustees in accordance with the terms of the plans. In addition, Mr. Mullaney shares voting and investment power over 26,348 of the common shares reported as owned by him; Mr. King has no voting and investment power over 8,300 of the common shares reported as owned by him and disclaims beneficial ownership with respect to those 8,300 shares; and certain other executive officers have no voting and investment power over 5,051 of the common shares reported as owned by the group and disclaim beneficial ownership with respect to those 5,051 shares.

(5) 25,654,399 of the shares are owned by KKR Associates, L.P. through two limited partnerships, KKR Partners II, L.P. and DI Associates, L.P. (the "KKR Stockholders"). Mr. Kravis as a general partner of KKR Associates, L.P. may be deemed to share beneficial ownership of such shares, which represent 4.6% of the outstanding common stock. The remaining 45,200 shares are held directly by a trust for the benefit of members of Mr. Kravis' family. Mr. Kravis disclaims beneficial ownership with respect to all the shares.

(6) In addition to the common stock reported as owned, the directors have converted the present value of vested pension benefits and have invested all or a portion of their retainers and attendance fees in Deferred Stock Units under the Deferred Compensation Plan for Outside Directors, as described beginning on page 8 under Compensation of Directors. As of February 27, 1998, the number of units credited to each director's account was as follows: Mr. Buffett 3,245 units, Mr. Gantz 1,263 units, Mr. Gifford 1,008 units, Mrs. Goldberg 3,188 units, Mr. Jacobi 3,053 units, Mr. Kravis 753 units, Mr. Pivirotto 4,206 units, Mr. Steta 3,662 units and Mr. Trowbridge 2,392 units.

(7) The number of common shares beneficially owned by all directors and current executive officers as a group represents 13.7% of the outstanding common stock.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS
Berkshire Hathaway Inc. and the Company continue to be subject to their agreement of July 20, 1989. Management, after consultation with legal and financial advisors, determined that the terms of the agreement, as described below, were fair to the Company.

The agreement provides that, without the approval of the Company's Board of Directors, until July 20, 1999, Berkshire Hathaway Inc. will not acquire shares giving it a total of more than 14.1% of the voting power of the Company's outstanding voting securities (other than through the exercise of rights, warrants or convertible securities received by Berkshire Hathaway Inc. with respect to its common stock) or become a participant in a proxy solicitation or a member of another group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to the Company.

Berkshire Hathaway Inc. also remains subject to its agreement to use its best efforts not to knowingly sell securities representing more than 3% of the voting power of the Company's outstanding voting securities to any one entity or group except in certain specified circumstances related to a change in control of the Company, and to give the Company certain rights of first refusal in the event of sales of the Company's voting securities by Berkshire Hathaway Inc. If the Company does not exercise its right of first refusal, Berkshire Hathaway Inc. has the right to have the Company register, either in its entirety or in increments of $100,000,000 or more from time to time, one or more public offerings of the Gillette common stock held by Berkshire Hathaway Inc.

While Berkshire Hathaway Inc. owns at least 5% of the voting power of the Company's securities, the Company's directors will also continue to be subject to their agreement to use their best efforts to secure the election to the Board by the shareholders of Mr. Buffett or such other individual reasonably acceptable to the Company as Berkshire Hathaway Inc. might nominate.

Fees paid during 1997 to the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, are reported on page 9.

On December 31, 1996, pursuant to a merger agreement dated September 12, 1996, Duracell International Inc. became a wholly-owned subsidiary of Gillette.

The directors and executive officers of Duracell and each of the KKR Stockholders have executed agreements providing that they will not transfer any Gillette common stock received in the merger, except in compliance with the Securities Act of 1933, as amended.

The KKR Stockholders have certain demand and piggyback registration rights pursuant to which they may, subject to certain terms and conditions, require Gillette to register under the Securities Act of 1933 all or part of the Gillette common stock received by the KKR Stockholders in connection with the merger, including up to four such remaining demands to register at least $325,000,000 in aggregate market value of such stock.

Duracell agreed to indemnify KKR and its affiliates (including Mr. Kravis) against liability related to or arising out of any services rendered in connection with the merger, the engagement of KKR by Duracell as an advisor on the merger or the performance by KKR of its services (including reasonable attorneys' fees) except for liability caused by KKR's bad faith or gross negligence. Duracell also confirmed to the KKR Stockholders certain rights to indemnification, including such rights with respect to their entering into or performing their obligations under the Stockholders' Agreement pursuant to which the KKR Stockholders agreed, among other things, to vote their Duracell shares in favor of the merger. Gillette has agreed to honor these obligations.

The merger agreement provides for Gillette to indemnify and hold harmless each present and former director, officer or employee of Duracell and its subsidiaries (including Mr. Kravis) against any claims arising out of the merger, or otherwise, and to maintain the Duracell directors' and officers' liability insurance for six years.

COMPENSATION OF DIRECTORS
Directors who are not employees of the Company or its subsidiaries are paid an annual Board retainer fee of $35,000 plus a fee of $1,200 for attendance at each meeting of the Board of Directors or of its committees. Committee Chairmen receive an additional retainer of $4,000 a year. Under the Deferred Compensation Plan for Outside Directors one half of all annual Board retainer fees is paid in Deferred Stock Units. The directors may defer payment of all or any portion of the cash retainers or cash fees to a Deferred Stock Unit account or to a cash account until after retirement or resignation from the Board or until an earlier change in control. Each Deferred Stock Unit is treated as equivalent to one share of the Company's common stock, and the directors receive dividend equivalent units as dividends are paid and appreciation, if any, in the market value of the stock. Deferred cash accounts accrue interest equivalents. Upon the death of a director, any unpaid amounts become payable in a lump sum.

Directors who are not employees of the Company or its subsidiaries also may be paid for service as directors of Company subsidiaries. During 1997 Mr. Jacobi received standard outside director fees totaling $10,129 for his services as a director of Braun AG.

Each non-employee director receives an automatic stock option grant, effective two business days following the date of the annual meeting of the stockholders, to purchase 2,000 shares of the common stock of the Company at a price equal to the fair market value on the date of grant. In 1997 the grants were made on April 21 at a price of $78.81 per share. Options granted to non-employee directors are designated as non-ISO's, the terms of which are generally similar to those granted to employees, which are described at page 15.

A director who has attained age 70 cannot stand for reelection to the Board. Effective January 1, 1997, the directors voted to eliminate the Retirement Plan for Non-Employee Directors. Directors who had reached age 65 as of December 31, 1996, were given a one time election to convert the present value of vested pension benefits into Deferred Stock Units or to freeze the pension as of December 31, 1996, with no credit for future service. The pension benefits for directors who had not reached age 65 at December 31, 1996, were automatically converted to Deferred Stock Units. No retirement benefit will be given to any director who becomes a director on or after December 31, 1996.

During 1997 the Company and its Mexican subsidiaries received legal advice from the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, and paid the firm a total of $343,208 for its services. The Company believes that all such services were provided on terms at least as favorable to the Company as those of comparable firms retained to provide similar legal services to the Company. It is expected that Santamarina y Steta will continue to provide legal services to the Company and its subsidiaries during 1998.

GILLETTE COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE
The following chart compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1992 through December 31, 1997 with a similar investment in the Standard & Poor's 500 Stock Index and with a peer group consisting of ten consumer products companies of generally similar size. The cumulative return includes reinvestment of dividends.
-------------------------------------------------------------------------------
                   1992        1993       1994       1995       1996       1997
                   ----        ----       ----       ----       ----       ----
Gillette           $100        $106       $135       $190       $286       $373
Peer Group         $100        $ 98       $111       $161       $208       $324
S&P 500            $100        $110       $112       $153       $188       $251
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Peer Group Companies:          Colgate-Palmolive Company Ralston Purina Company
Avon Products, Inc.            Johnson & Johnson         Rubbermaid Incorporated
The Black & Decker Corporation Pfizer Inc.               Warner-Lambert Company
Bristol-Myers Squibb Company   Procter & Gamble Company
-------------------------------------------------------------------------------

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Objectives and Programs

The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals, as reflected in its statement of mission and values and in its strategic business plan, and to recognize individual contributions as well as overall business results. In order to achieve this objective, the primary focus of the Personnel Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, bonus and stock option grants -- and the compensation package as a whole. In general, the Committee also believes that total compensation should reflect the fact that the Company's performance compares very favorably with that of the peer group companies and with that of the broader group of companies represented in the Standard & Poor's 500 Stock Index. Overall executive compensation is dependent upon performance against goals assigned to each executive under the Company's management by objectives program. These objectives are designed to further the Company's strategic business plan and mission and values. Objectives include quantitative factors that directly improve the Company's short-term financial performance, as well as qualitative factors that strengthen the Company's ability to enhance profitable growth over the long term, such as demonstrated leadership ability, management development, insuring compliance with law and Company policies, and anticipating and responding to changing market and economic conditions.

Each year the Committee reviews a report prepared by independent compensation consultants assessing the competitiveness of the Company's program for the past year with the peer group used for compensation comparisons ("the Compensation Peer Group") to determine whether the Company has achieved its executive compensation program objective and to help the Committee determine whether there is a need to make prospective adjustments in the compensation of executive officers. The Compensation Peer Group includes most of the companies listed on page 9, as well as a number of other companies with which the Company competes for executive talent. Despite the substantial similarities between the two groups, the companies included in the Compensation Peer Group are not identical to those included in the peer group index in the Investment Performance Graph included in this proxy statement because the Committee believes that the group of companies with which the Company competes for executive talent is broader than and not identical to that appropriate for comparing investment performance.

Over the last several years the Personnel Committee has sought to relate an increasingly greater percentage of total executive compensation directly to the financial performance of the Company and to the part each executive played in achieving that performance. This has resulted in a compensation package in which a greater portion of each executive officer's compensation is contingent upon the achievement of specific financial targets for the year. For 1997 the bonus represented approximately 44.2% of total direct compensation (base salary plus bonus), a proportion believed to be generally in line with that of the Compensation Peer Group.

It has also been the Committee's objective that, in any year in which a budgeted bonus pool is earned under the Incentive Bonus Plan and the Company's performance compares favorably with those shown on the Investment Performance Graph, the total direct compensation of the executive officers should be well above the median of direct compensation paid by the Compensation Peer Group. For the most recent period for which information is available, the total direct compensation of the executive officers was well above the median of direct compensation of the Compensation Peer Group.

The Personnel Committee approves the base salary of the executive officers and, at its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Stock Option Plan.

Base Salary
In determining the salary of an executive officer, a salary range is assigned under a worldwide system of job evaluation based upon the level of responsibility, the qualifications and experience required and the need to provide, together with the Incentive Bonus Plan, competitive direct compensation. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually assigned objectives.

Incentive Bonus Plan
Under the Incentive Bonus Plan, the Personnel Committee establishes bonus pools based on budgeted goals set at the outset of the year relating to profit from operations, return on assets, and sales (weighted 70%, 15% and 15%, respectively, for 1997) and establishes the minimum, budgeted, and maximum Company-wide aggregate bonus pools that may be earned based upon the achievement of those Company goals.

In order for a bonus pool to be earned, a minimum profit from operations goal for the Company must be met. The actual amount of any pool is determined based upon the level of achievement of Company goals for the year. Company goals are translated to operating unit, staff and individual objectives and assigned to executives under the Company's management by objectives program. For the year 1997, the plan provided for awards ranging from 5% to 75% of year-end salary based upon the performance of each executive officer against individually assigned objectives for the year, with the Committee having discretion to award a higher amount under special circumstances.

At the time goals are set, a reserve equivalent to no more than 35% of the amount of the budgeted bonus pool may be established by the Committee from which bonuses may be awarded to eligible employees in operating units that achieve assigned objectives even if the overall minimum profit from operations goal for the Company is not met. In addition, the Committee may, within certain limits, carry forward a portion of the bonus pool earned in any year for its discretionary use in the future.

Stock Option Plan
Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and mission and values and to align the executive officers' interests with those of the shareholders. The Stock Option Plan is the Company's sole long-term incentive plan for executive officers. Under the plan, the Personnel Committee may award stock options for terms not to exceed ten years at no less than the fair market value of Gillette common stock on the date of grant. The size of any stock option grant is related to the individual's level of responsibility within the organization, and awards are made on a basis designed to be at or above the median value of grants under similar programs of companies in the Compensation Peer Group.

Other Benefits
In order to attract, motivate and retain employees, the Company also maintains a competitive benefits package, participation in which is not dependent upon performance. In general, executive officers participate on the same basis as other employees in the Company's broad-based employee benefit plans: the Employees' Savings Plans, the Employee Stock Ownership Plan, and the Retirement Plans. Information on these plans is provided on pages 14 through 17.

The executive officers, along with certain other executives, participate in an Executive Life Insurance Program and Estate Preservation Plan. Information on these programs is included in the footnotes to the Summary Compensation Table at page 14.

The Personnel Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code which, beginning in 1994, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the CEO and the next four most highly compensated executive officers. It is the practice of the Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgment of the Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. Accordingly, the Stock Option and Stock Equivalent Unit Plans fulfill the requirements for treatment as tax-deductible compensation.

The Committee has determined that to attempt to amend the Incentive Bonus Plan so that bonuses meet the definition of tax-deductible compensation would require changes which would be contrary to the compensation philosophy underlying that plan and which would seriously impede the Committee's ability to administer the plan as designed in accordance with the judgment of the Committee. The Incentive Bonus Plan was deliberately designed so that individual bonuses were not to be dependent solely on objective or numerical criteria, thus allowing the Committee the flexibility to apply its independent judgment to reflect performance against qualitative strategic objectives.

Compensation of Chief Executive Officer

As Chairman and Chief Executive Officer, Mr. Zeien's compensation, like that of the other executive officers of the Company, is set in accordance with the foregoing policies.

Base Salary
Mr. Zeien's base salary represents an effort by the Personnel Committee, after consideration of data contained in a report from the independent compensation consultants, to place his base salary at or above the median of salaries of chief executive officers of the companies in the Compensation Peer Group.

Incentive Bonus Plan
Mr. Zeien is responsible for the entire scope of the Company's worldwide business. His 1997 bonus was based upon his successful leadership in managing the business and balancing the Company's long and short-term objectives as described below.

Significant in 1997 was the achievement of integration synergies related to the merger with Duracell International Inc. which was completed at the end of 1996. The Company's sales grew by 4% to $10.1 billion in 1997, a record level. Profit from operations improved 13% to $2.32 billion from the $2.05 billion level of a year ago; net income of $1.43 billion was 16% higher than the $1.23 billion in 1996; and basic earnings per common share rose to $2.55, 15% above the 1996 level of $2.22. All profit comparisons are before special one-time, merger-related charges taken in the fourth quarter of 1996 which reduced profit from operations by $413 million, net income by $283 million and basic net income per share by $.51 in the quarter and the year. The total return on Gillette stock in 1997 was 30%, well ahead of the Dow Jones Industrial Average. Since 1990, the compound annual return to shareholders has been 32%, compared with 20% for both the Dow Jones Industrial Average and the Standard and Poor's 500. Since the end of 1990, the market value of Gillette stock has increased by more than $50 billion.

In 1997, 74% of Gillette's sales came from the eleven product categories in which the Company holds the world leadership position. In addition to further geographic expansion, the accelerated pace of new product introductions continued with more than 20 new products launched in 1997. Investment in the three principal "growth drivers" -- research and development, capital spending and advertising -- in combination rose 5%, slightly ahead of the Company's sales growth rate. As an indicator of the effectiveness of this investment in "growth drivers", a record 49% of the Company's sales came from products introduced in the past five years.

Mr. Zeien is also responsible for insuring the Company's compliance with applicable laws and Company policies.

Stock Option Plan
The June 1997 stock option grant to Mr. Zeien was based upon the Committee's judgment that stock options are designed as the Company's sole long-term incentive for executive officers and that the option granted represents an amount believed by the Committee to be competitive in value with long-term incentives granted other chief executive officers of the companies in the Compensation Peer Group. An additional stock option grant made to Mr. Zeien is described on page 13.

Incentive Payment and Award
At its meeting on February 19, 1998, the Personnel Committee recommended and the Board approved an additional compensation package for Mr. Zeien, to provide an incentive to him not to retire and to continue his employment as Chairman of the Board and Chief Executive Officer of the Company, consisting of a payment to Mr. Zeien of $500,000 if he continues in these capacities through February 28, 1999, with any such amount being payable to Mr. Zeien after his retirement, and made an option grant to Mr. Zeien effective February 23, 1998, of 150,000 shares at an exercise price of $107.56 per share, the fair market value of the stock on that date, which will become exercisable as described in footnote (1) on page 15. The additional compensation package for Mr. Zeien was reviewed by the Company's independent compensation consultants who have advised the Personnel Committee that both its design and level are well within current marketplace practices in similar situations. This additional compensation package is similar to the one-year packages approved by the Board of Directors on February 16, 1995, February 15, 1996 and February 20, 1997, and disclosed in the March 16, 1995, March 14, 1996 and March 13, 1997, proxy statements consisting of payments of $500,000 to be made to Mr. Zeien after his retirement and stock options on 150,000 shares, 100,000 shares and 100,000 shares respectively.

                                        Richard R. Pivirotto (Chairman)
                                        Wilbur H. Gantz
                                        Herbert H. Jacobi
                                        Alexander B. Trowbridge

EXECUTIVE COMPENSATION
The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

Summary Compensation Table
                                                                                                  Long-Term
                                                     Annual Compensation                        Compensation
                                   ----------------------------------------------------------   -------------
                                                                                   Other         # of Stock
Name and Principal                                                                 Annual          Options         All Other
Position                             Year          Salary          Bonus      Compensation(1)      Granted      Compensation(2)
--------                             ----          ------          -----      ---------------      -------      ---------------
Alfred M. Zeien                      1997        $1,466,667      $1,950,000          --            350,000         $737,497
Chairman and Chief                   1996         1,275,000       1,700,000          --            350,000          690,367
  Executive Officer                  1995         1,125,000       1,300,000          --            350,000          176,741

Michael C. Hawley                    1997        $  683,333      $  675,000          --            125,000         $101,267
President & Chief                    1996           606,666         535,000          --            100,000           84,172
  Operating Officer                  1995           514,375         390,000       $ 3,354          120,000           59,112

Joseph E. Mullaney                   1997        $  520,000      $  250,000          --             50,000         $ 88,629
Vice Chairman of                     1996           497,500         250,000          --             50,000           66,218
  the Board                          1995           475,000         220,000          --             50,000           60,382

Robert G. King                       1997        $  463,750      $  260,000          --             75,000         $ 47,025
Executive Vice President             1996           385,000         240,000          --             60,000           42,912
                                     1995           342,603         210,000          --             60,000           35,362

Jacques Lagarde                      1997        $  596,667      $  360,000          --             75,000         $ 70,051
Executive Vice President             1996           568,333         380,000       $44,588           75,000           60,488
                                     1995           531,313         300,000        14,274           68,000           53,171

------------
(1) Other Annual Compensation amounts represent taxes reimbursed by the Company relating to non-deductible relocation expenses incurred by the named individuals.

(2) The amounts reported as All Other Compensation include the following payments or accruals under the Company's benefit and incentive plans:

           (i) Company contributions during 1997 under the Employees' Savings Plan and Supplemental Savings Plan as follows: Mr. Zeien $73,333, Mr. Hawley $47,542, Mr. Mullaney $38,500, Mr. King $35,188 and Mr. Lagarde $48,833. Under the plans, the Company contributes 50 cents for each dollar up to a maximum of 10% of salary and bonus saved by participants. In general, regular U.S. employees are eligible to participate. Certain limitations on the amount of benefits under tax-qualified plans such as the Employees' Savings Plan were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the Supplemental Savings Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated as before on the basis approved by the stockholders.

          (ii) Savings plan equivalents credited on 1997 Incentive Bonus Plan deferrals of $97,500 for Mr. Zeien and $16,875 for Mr. Hawley. Before being selected to receive a bonus, participants have the option to defer until a future year or retirement, or until an earlier change in control, payment of all or a portion of any bonus that may be awarded. Savings plan equivalents represent amounts which would have been credited as Company contributions under the Employees' Savings Plan or Supplemental Savings Plan had payment of the bonuses not been deferred.

         (iii) The value of Series C ESOP preferred shares during 1997 allocated under the Employee Stock Ownership Plan ("ESOP") to each of their accounts as follows: Mr. Zeien $7,420, Mr. Hawley $7,518, Mr. Mullaney $7,420, Mr. King $7,420 and Mr. Lagarde $7,420. The ESOP was adopted in January 1990 as part of the Company's modified U.S. retiree medical benefit program. Since September 30, 1990, Series C ESOP preferred shares have been allocated quarterly to the accounts of eligible employees, generally on the basis of an equal amount per participant. In general, regular U.S. employees participate in the ESOP after completing one year of service with the Company.

          (iv) Company cost for the Executive Life Insurance Program during 1997 as follows: Mr. Zeien $45,906, Mr. Hawley $21,937, Mr. Mullaney $31,996 and Mr. Lagarde $8,112. The program provides coverage during employment equal to four times annual salary, subject to a $600,000 minimum and a $2,000,000 maximum, with the participant paying the premium for coverage equal to two times salary or $250,000, whichever is less. During retirement, a Company-paid death benefit equal to annual salary, subject to a $150,000 minimum and a $500,000 maximum, continues in effect for the life of the participant.

           (v) Company cost for the Estate Preservation Plan during 1997 as follows: Mr. Zeien $13,338, Mr. Hawley $7,395, Mr. Mullaney $10,713, Mr. King $4,417 and Mr. Lagarde $5,686. The executive officers, as well as certain other officers, may participate in the Estate Preservation Program, under which the Company and the executive officer will share equally the cost of life insurance in the amount of $1,000,000 payable on the death of the survivor of each executive and his or her spouse, with the Company recovering its contribution at the end of a 15-year period, or if earlier, when the survivor of the executive and the executive's spouse dies.

          (vi) The amounts described on page 13 under Incentive Payment and Award during 1997.

Stock Options Granted in 1997

                                      Individual Grants                                                    Grant Date
-----------------------------------------------------------------------------------------------------         Value
                                              % Of Total                                                 -------------
                                           Options Granted                                                 Grant Date
                        Number of          To Employees            Per Share                             Present Value
Name                 Options Granted          In 1997          Exercise Price(1)      Expiration Date        ($)(2)
----                 ---------------       --------------      -----------------      ---------------    -------------
Alfred M. Zeien          100,000               1.90%                $85.25                2/20/07          $2,807,000
                         250,000               4.74%                 94.69                6/19/07           7,512,975

Michael C. Hawley        125,000               2.37%                 94.69                6/19/07           3,756,725

Joseph E. Mullaney        50,000               0.95%                 94.69                6/19/07           1,502,975

Robert G. King            15,000               0.28%                 80.38                2/04/07             392,700
                          60,000               1.14%                 94.69                6/19/07           1,803,475

Jacques Lagarde           75,000               1.42%                 94.69                6/19/07           2,254,225

------------
(1) These awards were made pursuant to the 1971 Stock Option Plan. In general, options granted to employees on or after June 19, 1997 become exercisable as to one third on each of the first three anniversaries of the grant and all options generally remain exercisable for ten years from the date of grant provided the recipient remains employed throughout that period, although as of retirement, all options which are at least one year old become exercisable and incentive stock options ("ISO's"), a type of option authorized under the 1981 amendments to the Internal Revenue Code, which were granted on or after June 19, 1997 and are not exercised within three months after retirement are automatically converted to non-ISOs exercisable for five years after retirement. Non-ISO options granted before June 19, 1997, to employees and options granted or to be granted to non-employee directors become exercisable in full one year from date of grant, and remain exercisable for three years following retirement (2 years for options granted prior to 1994 and 3 months for ISO's granted before June 19, 1997.) The exercise price for all options is equal to the average of the high and low prices of Gillette shares traded on the date the options were granted. If termination of employment occurs within one year after change in control, as that term is described at page 17, any options held by the optionee that were not otherwise exercisable when employment ceased would become immediately exercisable.

(2) Options were valued using a Black-Scholes-based option pricing model, which generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Corporation's common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with the Company, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved. The assumptions and calculations used were provided by independent compensation consultants. In addition to stock value at the date of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values reflected in the table: for options with an exercise price of $80.38 stock price volatility of 23.927% based on a one year daily stock price history, dividend yield of 0.90% based on the most recent quarter's annualized yield, and risk-free rate of return of 6.42% equal to the yield on a 10-year U.S. Treasury bond with a maturity matching the option term; for options with an exercise price of $85.25, stock price volatility of 24.123% based on a one year daily stock price history, dividend yield of 0.84% based on the most recent quarter's annualized yield, and risk-free rate of return of 6.42% equal to the yield on a 10-year U.S. Treasury bond with a maturity matching the option term and for options with an exercise price of $94.69 stock price volatility of 24.42% based on a one year daily stock price history, dividend yield of 0.91% based on the most recent quarter's annualized yield, and risk-free rate of return of 6.49% equal to the yield on a 10-year U.S. Treasury bond with a maturity matching the option term.

Aggregated Stock Option Exercises During 1997 And 1997 Year-End Stock Option Values

                                                                                                     Total Value
                                                                                                    Of Unexercised
                           Number Of                               Number Of Unexercised          In-The-Money Stock
                       Shares Underlying        Value               Stock Options Held              Options Held At
    Name               Options Exercised     Realized(1)            At Fiscal Year-End              Fiscal Year-End
    ---                -----------------     -----------    -------------------------------         ----------------
Alfred M. Zeien             76,000            $5,311,470    Exercisable           1,134,000           $67,419,330
                                                            Unexercisable           350,000             3,096,500

Michael C. Hawley                0                     0    Exercisable             329,000            18,974,935
                                                            Unexercisable           125,000               768,750

Joseph E. Mullaney          48,000             3,242,810    Exercisable             230,000            14,577,600
                                                            Unexercisable            50,000               307,500

Robert G. King              36,940             2,507,858    Exercisable             137,060             7,210,265
                                                            Unexercisable            75,000               675,900

Jacques Lagarde             36,600             2,958,678    Exercisable             331,022            21,162,649
                                                            Unexercisable            75,000               461,250

------------
(1) The amounts shown are the total values realized by the named persons on exercises of options held for periods ranging from 5 to 9 years. The annualized values for the options exercised, calculated by dividing the total value realized by the number of years from the date of grant to the date of exercise, are as follows: Mr. Zeien $1,041,617, Mr. Mullaney $559,333, Mr. King $464,407 and Mr. Lagarde $358,231.

RETIREMENT PLAN
The following table sets forth the total annual pension benefits payable in the form of a straight-life annuity before reduction for social security benefits for employees who retire at or after age 65 under the Company's Retirement Plan and Supplemental Retirement Plan.

                                               Annual Pension
                                --------------------------------------------
 Average Annual Compensation                                    25 Years or
      Used as Basis for         15 Years of     20 Years of         More
      Computing Pension           Service         Service        of Service
 ---------------------------    -----------     -----------    -------------
         $  400,000              $  120,000      $  160,000      $  200,000
            800,000                 240,000         320,000         400,000
          1,200,000                 360,000         480,000         600,000
          1,600,000                 480,000         640,000         800,000
          2,000,000                 600,000         800,000       1,000,000
          2,400,000                 720,000         960,000       1,200,000
          2,800,000                 840,000       1,120,000       1,400,000
          3,200,000                 960,000       1,280,000       1,600,000
          3,600,000               1,080,000       1,440,000       1,800,000

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee's average annual compensation (salary plus bonus, if any, as reported in the Summary Compensation Table at page 13 and the amounts described on pages 12 and 13 under Incentive Payment and Award), during the five calendar years of highest compensation included in the last ten calendar years of employment, minus 75% of primary social security benefits.

Certain limitations on the amount of benefits under tax-qualified plans, such as the Retirement Plan, were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the Supplemental Retirement Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the basis approved by the stockholders, as described above.

As of December 31, 1997, the persons named in the Summary Compensation Table at page 13 had the following years of service under the Retirement Plan: Mr. Zeien 30 years; Mr. Mullaney 26 years; Mr. Hawley 34 years; Mr. King 29 years and Mr. Lagarde 27 years.

Change in Control and Severance Arrangements
The Board of Directors has adopted a severance pay and benefit arrangement to become effective in the event of a change in control. In general, the arrangement would obligate any acquirer to continue long-standing Gillette practice regarding severance payments to terminated employees. Severance payments to U.S. employees whose employment is terminated under certain circumstances after a change in control would be based on seniority and position level, subject to a minimum for certain key employees, including certain executive officers. Severance payments to employees in foreign countries would comply with local law and follow past Gillette practice.

The maximum amount payable under the severance pay arrangement, including any benefit plan payments resulting from a change in control, is 2.99 times average annual compensation for the five-year period preceding termination of employment. For most employees, including the named persons, it is unlikely that payments would reach the maximum. The aggregate of severance pay excluding benefit plan payments to the persons named in the Summary Compensation Table at page 13 on December 31, 1997, in the event of a change in control on that date, would have been $7,670,000, or 2 times the amount of their base salary on that date. In general, benefit plan payments resulting from a change in control are dependent upon salary, but vary with seniority and position level.

A change in control is defined in certain of the Company's benefit plans and, in general, means those events by which control of the Company passes to another person or corporation. Those events include a purchase of the Company's stock pursuant to a tender offer, the acquisition of 20% or more of the Company's stock by a person or group, a merger, or a sale of substantially all of the assets of the Company. In addition, a change in control would occur if, during any two-year period, the individuals who were serving on the Board of Directors of the Company at the beginning of the period or who were nominated for election or elected to the Board during the period with the affirmative vote of at least two-thirds of such individuals still in office, ceased to constitute a majority of the Board.

2.  AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION
ADDITIONAL COMMON STOCK -- STOCK SPLIT IN THE FORM OF A 100% COMMON STOCK
DIVIDEND
The Board of Directors recommends an amendment to the Certificate of Incorporation which would increase the authorized $1 par value common stock from 1,160,000,000 shares to 2,320,000,000 shares. Subject to the approval of this amendment by the stockholders, the Board has authorized the issuance to stockholders of record on May 15, 1998, of one additional $1 par value share of common stock as a dividend on each issued common share. The Board of Directors believes that the stock split in the form of a 100% common stock dividend, is in the best interests of the stockholders because it will place the market price of the common stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the stock and more widespread ownership of the Company.

The authorized common stock was last increased in 1995, when the stockholders approved an amendment to the Certificate of Incorporation increasing the authorized common stock by 580,000,000 shares to the present 1,160,000,000 shares, with the authorized preferred stock remaining at the present 5,000,000 shares. As of February 27, 1998, of the authorized preferred stock, 400,000 shares were reserved for issuance as Series A Junior Convertible Preferred Shares in connection with the Corporation's Preferred Stock Purchase Rights Plan; 153,551 were the Series C ESOP Convertible Preferred Shares described on page 14; and the remaining 4,446,449 authorized preferred shares were uncommitted. Of the authorized common stock, 435,222,411 shares were uncommitted as shown below:

                                              Common Stock
                                                  As of
                                            February 27, 1998       Pro Forma
                                            Before Amendment     After Amendment
                                            ----------------     ---------------
Authorized                                    1,160,000,000       2,320,000,000
Issued and Outstanding                         (561,318,276)     (1,122,636,552)
Held in Treasury                               (115,797,360)       (231,594,720)
Reserved for issuance:
  1971 Stock Option Plan                        (39,695,362)        (79,390,724)
  Duracell Shares Plan                           (1,553,007)         (3,106,014)
  Stock Option Plan for Key Employees
    of Duracell International Inc.                 (135,096)           (270,192)
  Stock Purchase Plan                              (136,443)           (272,886)
  Series C ESOP Convertible Preferred Stock      (6,142,045)        (12,284,090)

  Unissued and unreserved                       435,222,411         870,444,822
                                                ===========         ===========

The number of common shares reserved for issuance upon the conversion of the Company's convertible preferred shares and under the 1971 Stock Option Plan, Duracell Shares Plan, Stock Option Plan for Key Employees of Duracell International Inc. and the Stock Purchase Plan will be adjusted as appropriate to reflect the stock split in the form of a 100% stock dividend, if the amendment is approved. Otherwise, no specific transaction is now contemplated which would result in the issuance of additional shares. However, it is the Company's policy to explore on a continuing basis favorable acquisition and financing possibilities which could at any time lead to the issuance of shares of the Company's stock. In addition, it is desirable to have authorized stock available for possible additional future stock dividends or stock splits or for other corporate purposes.

Accordingly, it is proposed to amend the first paragraph of Article 4 of the Company's Certificate of Incorporation to read as follows:

    "4. The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Billion Three Hundred Twenty-Five Million (2,325,000,000) shares, of which Five Million (5,000,000) shares shall be shares of the class of Preferred Stock without par value (hereinafter called "Preferred stock"), and Two Billion Three Hundred Twenty Million (2,320,000,000) shares shall be shares of the class of Common Stock with the par value of $1 per share (hereinafter called "common stock")."

The Board of Directors would have sole discretion to issue the additional shares of common stock from time to time for any corporate purpose, including in reaction to any unsolicited acquisition proposal, without further action by the stockholders. The terms of any one or more additional series of preferred stock, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would also be determined solely by the Board of Directors. Any preferred stock issued would be senior to common stock with respect to dividends, liquidation rights and other attributes. Holders of stock of the Company are not now and will not be entitled to preemptive rights.

In connection with the stock split in the form of a 100% stock dividend, a transfer of $1 for each additional share of common stock issued, or approximately $677,115,636, will be made from the Company's additional paid-in capital account to its common stock account as of May 15, 1998, the date on which stockholders of record will be entitled to the additional shares, so that the additional shares to be issued will be fully paid. The amounts so transferred will no longer be legally available for distribution to stockholders as dividends; however, it is estimated that the amount of surplus which will be available for dividends after this transfer will be sufficient for anticipated future dividends as provided under applicable law.

Following the increase of capital in the common stock account becoming effective, certificates representing the additional shares will be distributed by the Corporation to stockholders of record as of May 15, 1998, without any further action by the stockholders.

The Corporation will apply for listing on the New York Stock Exchange and other exchanges on which the Company's shares are listed of the additional shares of common stock to be issued. As a result of the proposed stock split in the form of a 100% stock dividend, brokerage commissions and transfer taxes on any subsequent trades of the stock may increase.

In the opinion of tax counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split in the form of a 100% stock dividend will result in no gain or loss or any other form of taxable income for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split in the form of a 100% stock dividend, and stockholders subject to those laws are urged to consult their tax advisors.

Recommendation of the Board of Directors
An affirmative majority of the votes entitled to be cast at the meeting is required for approval of the proposed amendment to Article 4 of the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

3.  APPOINTMENT OF AUDITORS
On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed KPMG Peat Marwick LLP as auditors for the year 1998, subject to approval by the stockholders. KPMG Peat Marwick LLP has audited the books of the Company for many years.

Representatives of KPMG Peat Marwick LLP will attend the 1998 Annual Meeting of the stockholders, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders. Should the appointment of auditors be disapproved by the stockholders, the Board of Directors will review its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

SOLICITATION OF PROXIES
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. The Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above at a cost of $18,000 plus reasonable expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. In addition, directors, officers and other regular employees of the Company may request the return of proxies by telephone or telegram, or in person.

VOTING OF PROXIES
Under the by-laws of the Company, as permitted by Delaware law, the required quorum for the meeting is 33 1/3% in interest of the shares outstanding and entitled to vote at the meeting, a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office, an affirmative majority of the votes entitled to be cast at the meeting is required for approval of proposal 2 and an affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of proposal 3.

When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for proposals 1 through 3. If a proxy or ballot indicates that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether the Election of Directors (Proposal 1) or the Appointment of Auditors (Proposal 3) are approved under Delaware law and the by-laws of the Company. However, abstentions and broker non-votes will have the effect of a negative vote in determining whether the proposed amendment to Article 4 of the Certificate of Incorporation (Proposal 2) is approved under Delaware law and the by-laws of the Company, because that proposal requires an affirmative majority of the votes entitled to be cast at the meeting for approval.

CONFIDENTIAL VOTING
The Board of Directors has determined that the Company's confidential voting policy employed for the last several years will apply to the 1998 Annual Meeting. The Company's policy requires that proxies and ballots be kept confidential from officers, directors and employees of the Company and from third parties. Certain outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Company employees, directors or officers, may be permitted access to proxies and ballots to facilitate their participation in soliciting proxies and conducting the meeting. The policy will not prevent Company officers, directors or other employees or representatives from determining which stockholders have not voted so that they can be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement.

ANNUAL REPORT
The Annual Report of the Company for the year ended December 31, 1997, is being mailed with this proxy statement.

STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1999 Annual Meeting must be received by the Company on or before November 13, 1998.

In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or by February 12, 1999, to be considered for the 1999 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's by-laws.

OTHER MATTERS
Except for matters described in this proxy statement, the Board of Directors does not know of any matter that will or may be presented at the meeting. With respect to any such proposals not now known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.





                                                                     450-PS-97

THE GILLETTE COMPANY                                  PRUDENTIAL TOWER BUILDING
                                                              BOSTON, MA  02199

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned (a) revokes all prior proxies and appoints and authorizes Jill
C. Richardson and Robert E. DiCenso and each of them with power of substitution, as the Proxy Committee, to vote the stock of the undersigned at the 1998 Annual Meeting of the stockholders of The Gillette Company on April 16, 1998, and any adjournment thereof, as specified on the reverse side of this card on proposals 1 through 3 and in their discretion on all other matters incident to the conduct of the meeting and, if applicable, (b) directs, as indicated on the reverse, the voting of the shares allocated to the benefit plan account(s) of the undersigned at the 1998 Annual Meeting and at any adjournment thereof. Plan shares for which no directions are received, and ESOP and GESOP shares which have not been allocated to participant accounts, will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on other matters incident to the conduct of the meeting and any adjournment thereof.

      (Important - To be signed and dated on reverse side) SEE REVERSE SIDE

This proxy will be voted and will be voted as specified by the stockholder, but if no choice is specified, it will be voted FOR proposals 1 through 3.

------------------------------------------------------------------------------------------------------------------------------------
                                The Board of Directors recommends a vote FOR proposals 1 through 3.
                                ------------------------------------------------------------------
1.   Election of directors for 3-year terms

W.H. Gantz, J.P. Lemann, R.R. Pivirotto, A.M. Zeien                                                     FOR      AGAINST  ABSTAIN

     For All Nominees      Withhold from all Nominees         2.  Amendment to Article 4 of
                                                                  the Certificate of Incorporation      ----      -----    -----
        ----                ----

For, except withhold vote from the following nominee(s).      3.  Approval of the appointment
                                                                  of KPMG Peat Marwick LLP
      -----------------------------------                         as Auditors                           ----      -----    -----
------------------------------------------------------------------------------------------------------------------------------------